As filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-13179

Pricing Supplement No. 1041
(To Prospectus Supplement Dated October 25, 1996 and Prospectus Dated October 10, 1996)

XEROX CORPORATION

$150,000,000
5.545% Medium-Term Notes due July 22, 2037

The Medium-Term Notes of Xerox Corporation (the "Company") offered hereby (the "Notes") will mature on July 22, 2037. Interest on the Notes will be payable semiannually in arrears on January 22 and July 22 of each year, commencing January 22, 1998, through and including the date of Maturity (each an "Interest Payment Date"). The Notes are subject to repayment at the option of the Holders thereof on July 22, 1999 and every July 22 thereafter (each an "Annual Optional Repayment Date") upon at least 30 calendar days' prior written notice. If, after the early repayments at the option of the Holders of the Notes on an Annual Optional Repayment Date, the aggregate principal amount of the Notes outstanding immediately thereafter is $15,000,000 or less, the Company may elect to redeem the Notes in whole and not in part on the following Annual Optional Repayment Date upon at least 30 calendar days' prior written notice. See "Certain Terms of the Notes -- Redemption and Repayment".

The authorized denominations of the Notes will be $1,000 or any integral multiple in excess thereof.

The Notes will be represented by one or more global securities (the "Global Securities") registered in the name of a nominee of The Depository Trust Company, as depositary (the "DTC"). Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the DTC (with respect to participants' interests) and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity (or earlier redemption or repayment) and secondary market trading for the Notes will therefore settle in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, OR THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Goldman, Sachs & Co. ("Goldman Sachs") agreed to purchase from the Company the Notes offered hereby for an aggregate purchase price of $149,625,000. Goldman Sachs propose to offer the Notes offered hereby from time to time, in negotiated transactions or otherwise, at varying prices to be determined at the time of each sale, subject to prior sale when, as and if delivered to and accepted by Goldman Sachs. See "Plan of Distribution".

The Notes are offered subject to receipt and acceptance by Goldman Sachs, to prior sale and Goldman Sachs' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made through the facilities of DTC on July 22, 1997.

The date of this Pricing Supplement is July 17, 1997.

Goldman, Sachs & Co.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                         CERTAIN TERMS OF THE NOTES

General

	The following description of the Notes supplements and, to the extent inconsistent therewith, supersedes the descriptions of the terms and provisions of the Notes set forth under "Description of Notes" in the accompanying Prospectus Supplement and "Description of the Debt Securities" in the accompanying Prospectus, to which reference is hereby made. Certain capitalized terms used herein are defined in such Prospectus and Prospectus Supplement.

	The Notes will mature on July 22, 2037. Interest on the Notes will be payable semiannually in arrears on January 22 and July 22 of each year, commencing January 22, 1998 (each an "Interest Payment Date"). The Regular Record Date with respect to each Interest Payment Date will be the 7th calendar day (whether or not a Business Day) prior to the corresponding Interest Payment Date. Interest on the Notes will be calculated based on a year of 360 days consisting of twelve months of 30 days each. If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day", as used herein and in the accompanying Prospectus Supplement, means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York.

	The authorized denominations of the Notes will be $1,000 or any integral multiple in excess thereof.

Redemption and Repayment

	The Notes are subject to repayment at the option of the Holders thereof on the Interest Payment Date occurring on July 22, 1999 and every July 22 thereafter (each an "Annual Optional Repayment Date"), at 100% of their principal amount, together with accrued interest to the date of redemption, upon at least 30 calendar days' prior written notice to the Company.

	If, after the early repayments at the option of the Holders of the Notes on an Annual Optional Repayment Date, the aggregate principal amount of the Notes outstanding immediately thereafter is $15,000,000 or less, the Company may elect to redeem the Notes in whole and not in part on the following Annual Optional Repayment Date upon at least 30 calendar days' prior written notice to the Holders thereof, at 100% of their principal amount, together with accrued interest to the date of redemption.

	For purposes of this section, if July 22 is not a Business Day, it shall be deemed to refer to the next succeeding Business Day.

                            PLAN OF DISTRIBUTION

	Subject to the terms and conditions set forth in the Selling Agency Agreement dated October 25, 1996, the Company has agreed to sell to Goldman Sachs, as principal, and Goldman Sachs has agreed to purchase from the Company all of the Notes if any are purchased.

	Goldman Sachs propose to offer the Notes offered hereby from time to time, in negotiated transactions or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the Notes offered hereby, Goldman Sachs may be deemed to have received compensation from the Company in the form of underwriting discounts. Goldman Sachs may effect such transactions by selling Notes to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman Sachs and/or the purchasers of such Notes for whom they may act as agents or to whom they may sell as principal.

	During and after the offering, Goldman Sachs may purchase and sell Notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions involve the sale by Goldman
Sachs of a greater number of Notes than they are required to purchase from the Company in the offering. Goldman Sachs also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering for their account may be reclaimed by Goldman Sachs if such securities are purchased by Goldman Sachs in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

                                     PS-3